UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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VAREX IMAGING CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following information is being shared by Varex Imaging Corporation (“we,” “our,” “us,” or “the Company”) with holders of its common stock beginning on January 21, 2021 in response to recommendations by Institutional Shareholder Service (“ISS”).

ISS has recommended that its clients withhold votes from the re-election of Walter M Rosebrough, Jr. as a director, when its clients vote in connection with the Company’s upcoming annual meeting on February 11, 2021 (the “Annual Meeting”). ISS suggests that the existence of material weaknesses in our internal controls indicates that the Audit Committee (the “Audit Committee”) of the Board of Directors of the Company has failed to provide sufficient oversight over the Company’s financial reporting process during the past year. Mr. Rosebrough is not a member of the Audit Committee, but ISS indicated that it selected Mr. Rosebrough because no members of the Audit Committee are up for re-election at the Annual Meeting.

The other members of our Board of Directors and our management strongly disagree with ISS’s recommendation. Mr. Rosebrough is eminently qualified to serve on our Board of Directors and provides valued guidance and oversight. In addition, our Board of Directors and management are committed to maintaining a strong and sustainable internal control environment. We would like to share with you information about Mr. Rosebrough’s qualifications, the oversight that the Audit Committee has provided the Company, and the steps the Company has taken to remediate the outstanding material weaknesses.

Walter M Rosebrough, Jr. is eminently qualified and should be re-elected.

While our proxy statement contains detailed information about the qualifications of all of our directors, including Mr. Rosebrough, the Company believes it important to highlight a few points that illustrate that Mr. Rosebrough is eminently qualified to serve on the Company’s Board of Directors. Mr. Rosebrough is the President and Chief Executive Officer of STERIS plc, a leading provider of infection prevention and other medical procedural products and services. He has leadership experience in product development, business development, manufacturing, finance and marketing (among other areas). His experience as the leader of a global company and his over 30 years in the healthcare industry are invaluable resources to the Company. Mr. Rosebrough consistently provides the Company with industry insight, advice and guidance that would be difficult to replicate. Mr. Rosebrough also serves as Chair of the Compensation and Management Development Committee and his oversight over the Company’s executive compensation program has contributed to our executive compensation program receiving the approval of more than 90% of the votes cast by stockholders in 2020 and 2019.

As noted previously, Mr. Rosebrough is not a member of the Audit Committee. ISS recommended that its clients withhold votes for Mr. Rosebrough because the members of the Audit Committee are not up for re-election at our Annual Meeting. As was contemplated at the time the Company became a public company, we are in the process of de-classifying our board and beginning with next year’s 2022 Annual Meeting of Stockholders, all of our directors, including all of the members of the Audit Committee, will stand for re-election each year.

Our Audit Committee and our Board of Directors have been vigilant in their oversight of the Company’s financial reporting process generally and the remediation process specifically.

Our proxy statement discloses that the Audit Committee met nine times during fiscal year 2020. In addition, the Audit Committee has met twice thus far in fiscal year 2021. During each of those meetings, the Company presented on the status of the Company’s material weakness remediation efforts and the Audit Committee devoted considerable time to oversight of the Company’s ongoing financial reporting process, including review of the Company’s quarterly earnings reports and regular quarterly and annual SEC filings. In addition to regularly scheduled meetings, the Chair of the Audit Committee also receives regular reports and engages in consistent dialogue with the Company and its auditors regarding the remediation of the remaining material weaknesses, internal staffing resources, and the design and ongoing testing of our internal control over financial reporting.

In addition, the Audit Committee provided input on decisions regarding certain leadership changes that we believe will improve our internal control over financial reporting function, including the appointment of Shubham Maheshwari, our current Chief Financial Officer in July 2020. Since his appointment, Mr. Maheshwari has worked closely with the Audit Committee to further improve our control environment as well as our internal financial and accounting resources, including the hiring of additional employees in accounting, internal controls, financial reporting and internal audit. In addition to strengthening our internal resources, during both fiscal year 2019 and fiscal year 2020, the Company engaged nationally recognized accounting and financial consultants to assist the Company in assessing and strengthening its internal control environment, as well as advising and assisting with remediation activities.

Our audited 2018, 2019, and 2020 financial statements were fairly presented.

In our 2018, 2019, and 2020 Annual Reports on Forms 10-K, we noted that notwithstanding the material weaknesses, the financial statements, and other financial information included in the Form 10-K, fairly presented in all material respects the financial condition, results of operations and cash flows of the Company.

PwC’s opinion on the Company’s financial statements was unqualified.

In our most recent Annual Report on Form 10-K, PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, issued an unqualified opinion on our consolidated financial statements.

Remediation of Previously Reported Material Weaknesses in Fiscal Year 2019 Form 10-K

We previously identified and disclosed in our Annual Report on Form 10-K for the year ended September 27, 2019, the following material weaknesses in our internal control over financial reporting, of which certain aspects have been remediated:

•We did not design and maintain effective controls related to accounting for revenue, deferred revenue and related accounts receivable, including maintaining business process controls to prevent or detect misstatements in the processing of customer transactions. Specifically, we did not design and maintain effective controls related to the review of the completeness and accuracy of customer order entry, quantity and pricing. Additionally, we did not design and maintain effective controls for the effect of the adoption of and continuous accounting for Revenue from Contracts with Customers (“ASC 606”) to prevent and detect misstatements.

•We did not design and maintain effective controls related to accounting for inventory and cost of revenues, including maintaining effective business process controls to prevent or detect misstatements in the accuracy and valuation of inventory. Specifically, we did not maintain effective controls related to inventory count procedures and the valuation of inventory at lower of cost and net realizable value.

•We did not design and maintain effective controls over our financial reporting close process to prevent or detect material misstatements in our financial statements. Specifically, we did not maintain an effective business performance monitoring review control at our international entities, design and maintain controls to identify post-close events which occur before the financial statements are available to be issued and design and maintain effective control over the review of the statement of cash flows.

During the first three quarters of fiscal 2020, we substantially completed our plans to remediate certain of these material weaknesses by performing the following:

•Implementing or enhancing controls in the revenue business process over (i) standard contract reviews, (ii) customer invoice reviews, (iii) review of monthly sales order changes and (iv) an addition of a control that reviews and approves the summary of service billings for the period, and (v) improved our controls for the continuing accounting of ASC 606.

•Implementing or enhancing controls in the inventory business process over (i) inventory count procedures, (ii) review of inventory adjustments and approvals, (iii) review over variance analysis, and (iv) review of the valuation of inventory at lower of cost and net realizable value.

•Implementing or enhancing controls in the financial reporting close process over (i) international business performance reviews to include improved documentation of items for follow-up and resolution, (ii)

identification of post-close events which occur before the financial statements are available to be issued and (iii) the review of the statement of cash flows.

During the quarter ended October 2, 2020, we completed the testing and evaluation of the operating effectiveness of the newly designed and implemented and enhanced controls and concluded these material weaknesses have been remediated as of October 2, 2020.

Ongoing Remediation Efforts and Status of Remaining Material Weaknesses

As further described in our 2020 Annual Report on Form 10-K, we have continued to devote substantial effort to remediating the remaining identified material weaknesses. We are continuing to enhance our overall control environment through the following:

•Control Environment: During fiscal year 2020, management invested significantly in the quality of our accounting talent including management, technical, process improvement and financial system roles. Additionally, we implemented programs to: improve our talent acquisition and retention platforms; enhance technical, transactional and control knowledge of our accounting teams; and create a culture of accountability and control. These programs have significantly improved the stability of our global accounting organization. While significant progress has been made in response to the material weakness, additional time is needed to demonstrate sustainability as it relates to our internal control over financial reporting and improvements made to our complement of resources.

•Risk Assessment: We continue to enhance our comprehensive risk assessment process to identify, design, implement, and re-evaluate our control activities, including monitoring controls related to the design and operating effectiveness of certain control activities pertaining to our business process environment.

•Inventory and cost of revenues: We continue to enhance controls related to the verification of inventory at third party vendor locations as well as our controls over presentation and disclosure of inventory classification.

•Financial Reporting: We continue to enhance controls related to the monitoring of journal entry posting rights and responsibilities. To the extent certain conflicts remain, we will implement controls to review the remaining conflicts and permissions and document the appropriate control that effectively mitigates the risk associated with the conflicts and/or permissions. We also continue to enhance the design of controls over the completeness, accuracy and elimination of intercompany balances.

Another leading proxy advisory firm recommended that its clients vote “For” all of our director nominees.

Another leading proxy advisory firm – Glass Lewis & Co. (“Glass Lewis”) – recommended that its clients vote “For” all of our director nominees who are standing for re-election at the 2021 Annual Meeting of Stockholders.

We strongly urge you to vote “For” all of our director nominees and “For” all of the other proposals included in our proxy statement for the Annual Meeting in accordance with our Board of Directors’ recommendations.

Note About Forward-Looking Statements

This disclosure includes statements relating to our internal control over financial reporting function that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this disclosure. These forward-looking statements generally are identified by the words “believe,” “plan,” “may,” “should,” “will,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially. We describe risks and uncertainties that could cause actual results and events to differ materially in “Risk Factors” section of our Forms 10-K and 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.